Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 811-22655) on Form N-1A of HCM Dividend Sector Plus Fund and HCM Tactical Growth Fund, each a separate series of Northern Lights Fund Trust III, of our report dated August 29, 2018, relating to our audit of the financial statements and financial highlights, which appear in the June 30, 2018 Annual Report to Shareholders which are also incorporated by reference into this Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

April 23, 2019